Exhibit 99.1

Media Contact: Vince Bray (469) 486-9065

Toyota Financial Services President & CEO Mike Groff to Retire, Mark Templin Appointed as Successor

PLANO, Tex., August 6, 2018 – Toyota Financial Services (TFS) announced today that Mike Groff, the company’s President and Chief Executive Officer, member of the company’s Board of Directors, and Chief Executive Officer of the Americas Region of Toyota Financial Services International Corporation (TFSIC), the direct parent of the company, will retire from these positions effective August 31, 2018. Groff will serve as Executive Advisor to Toyota Financial Services until November 16, 2018.

Appointed to replace Groff is Mark Templin. Templin first joined Toyota in 1990 and has served as Chairman of the Board of Directors of Toyota Motor Credit Corporation (TMCC) since May 2016. He also currently serves and is expected to continue to serve as Director, President and Chief Operating Officer of TFSIC and Director and Group Chief Operating Officer of Toyota Financial Services Corporation. From April 2013 to December 2017, Templin also served as Managing Officer of Toyota Motor Corporation.

“Mark brings a global depth of knowledge and experience in both the finance and automotive sides of the business,” said Groff. “He understands how to meet the needs of our dealer partners and our distributor affiliates. His Lexus background means he knows how to deliver best-in-class customer experiences. I know the company will be in good hands with Mark at the helm.”

Groff joined the fledgling Toyota Motor Credit Corporation in 1983 as the company’s seventh employee. His job as an operations administrator entailed a wide range of responsibilities as the company started operations and began to grow. Groff then transferred to Toyota Motor Insurance Services (TMIS) in 1991, and held positions in product development and management. After three years with TMIS, Groff transferred back to TMCC and held a series of progressive leadership positions in the areas of sales, marketing, strategic planning, information technology, and customer service. He was instrumental in the rebranding of TMCC and TMIS as Toyota Financial Services. In 2013, Groff was named the company’s President & CEO.  Under his leadership, Toyota Financial Services joined Toyota Motor North America, Inc. (TMNA) in a successful relocation of its headquarters to a modern campus in Plano, Texas. Groff has led continued growth at TFS and the company now ranks as one of the nation’s largest auto finance providers.  TFS has over four million active customer accounts, over eight million insurance agreements in force, total assets of more than $120 billion, and employs approximately 3,300 team members across the country. In addition, he was responsible for Toyota Financial Services operations in Canada, Mexico, Puerto Rico, Argentina, Brazil, and Venezuela.

Under Groff’s leadership, TFS expanded its already strong commitment to corporate social responsibility. The company introduced a series of programs to support underserved youth, provide scholarships, and promote financial education among young people. TFS is a major sponsor of the Boys and Girls Clubs of America and the Girl Scouts of the USA where the company introduced the “Driving My Financial Future” campaign. Groff, a National Trustee for the Boys and Girls Clubs of America, coupled the company’s philanthropic donations with opportunities for team member involvement. Under his leadership, Toyota Financial Services received the prestigious Points of Light Foundation Civic 50 award four times. The Civic 50 recognizes the fifty most community-minded companies in the nation.

Mark Templin will bring a depth of experience to his new role as President and CEO of TFS. Since joining Toyota Motor Sales (TMS) in 1990, he has held a number of positions. Templin previously served as Group Vice President and General Manager of the Lexus Division for TMS, overseeing all aspects of Lexus’ U.S. automotive operations, including sales and marketing, retail development, customer satisfaction, and product planning. His responsibilities included coordinating sales activities, dealer relations, parts and service operations, and marketing operations of four regional offices around the country. He concurrently served as General Manager of the Lexus Planning Division, TMC, working closely with international Lexus affiliates to enhance and bring more awareness of the Lexus Brand worldwide.

Templin also previously served as General Manager for the Lexus Southern Area, Assistant General Manager for both the Southern and Western Area Lexus offices, Sales Administration Manager, Retail Operations Manager at Lexus’ national headquarters in Torrance, California, and Vice President of Parts, Service, Customer Satisfaction, and Training for the Lexus Division. Templin also served as Vice President of Lexus Marketing and Vice President of Scion, where he was responsible for all Scion activities.

“I am honored to lead Toyota Financial Services operations in the U.S. and the Americas Region,” said Templin. “Mike has positioned the company for continued success and I look forward to building on our strong heritage of delivering the best products and services to meet the needs of our customers and dealer partners. I know that we can be a great partner to the automotive side of the business in achieving Akio Toyoda’s vision of mobility for all.”

Templin earned a Bachelor of Science degree at Central Missouri State University in Warrensburg, Missouri, where he studied automotive technology.

About Toyota Financial Services

Toyota Financial Services (TFS) is the finance and insurance brand for Toyota in the United States, offering retail auto financing and leasing through Toyota Motor Credit Corporation (TMCC) and Toyota Lease Trust. TFS also offers extended service contracts through Toyota Motor Insurance Services (TMIS). The company services Lexus dealers and customers using the Lexus Financial Services brand. TFS currently employs approximately 3,300 team members nationwide, and has assets totaling over $120 billion. It is part of a worldwide network of comprehensive financial services offered by

Toyota Financial Services Corporation, a wholly-owned subsidiary of Toyota Motor Corporation. We announce material financial information using the investor relations section of our website (www.toyotafinancial.com) and SEC filings. We use these channels, press releases, and social media to communicate about our company, our services and other issues. While not all information we post on social media is of a material nature, some information could be material. Therefore, we encourage those interested in our company to review our posts on Twitter at www.twitter.com/toyotafinancial.

Points of Light has named TFS one of its Civic 50, which recognizes the most community-minded companies in the nation. For more information about the company’s support of financial literacy, youth development programs, and other community initiatives, please visit www.tfsinthecommunity.com.

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